Exhibit 10.33
January 2, 2018
Mr. Belgacem Chariag
11602 Versailles Lakes Lane
Houston, Texas 77082
Dear Belgacem:
Baker Hughes, a GE company (hereinafter referred to as the “Company”) and you desire to set forth in this letter agreement (“Agreement”) certain agreements and understandings regarding, among other things:

•	Your separation from service;

•	Your terms of continued employment pending your separation from service;

•	Certain benefits the Company has agreed to provide to you upon the termination of your employment;

•	Your agreement to certain obligations of confidentiality, non-competition, non-solicitation and cooperation; and

•	The mutual release of any and all claims by you and the Company.
When you and the Company have signed this Agreement, it will constitute a complete agreement on all of these issues.
SEPARATION FROM SERVICE:
We have agreed that you will resign from your position as Chief Global Operations Officer of the Company and all other officer positions with the Company and its subsidiaries immediately upon your execution of this Agreement and you will separate from service with the Company on January 31, 2018 (the “Anticipated Separation Date”). Unless your employment terminates earlier than the Anticipated Separation Date, your employment will terminate on the Anticipated Separation Date. The actual date of the termination of your employment is referred to in this Agreement as the “Effective Date.” You will resign from all officer positions with the Company and its subsidiaries immediately upon your execution of this Agreement without any further action on your part. Following your execution of this Agreement, until the Effective Date you will be an employee of the Company serving in an advisory capacity.

/s/ BC
                             BC

PENDING SEPARATION FROM SERVICE:
For the period preceding the Effective Date, (i) you will continue to receive your base salary, in accordance with the Company’s executive payroll practices, which base salary will be $65,000.00 per month, (ii) you will continue to be eligible to participate in the Company’s benefit plans, programs and policies as provided to other senior executives in accordance with their provisions, as the same may be in effect from time to time, except as otherwise specifically provided in this Agreement, and (iii) in anticipation of your separation from service, you will endeavor to assist in the seamless transition of your prior authorities, duties, and responsibilities to your successor.
SEPARATION BENEFITS:
As you know, the Company maintains a number of employee benefit plans and compensatory arrangements in which you participate. Set forth below is description of the impact of your separation from service under certain of these employee benefit plans and compensatory arrangements. Except as expressly provided otherwise in this Agreement, the terms of the applicable employee benefit plans and compensatory arrangements will govern and control your entitlement to employee benefits and compensation.
Health and Welfare Benefits – If you are participating in medical, dental, and/or vision coverage for yourself and any eligible dependent(s), all such active coverages will end as of the Effective Date. The Benefits Center will send you a packet regarding continuation of benefits under the Consolidated Omnibus Benefits Reconciliation Act (COBRA), and you and/or your eligible dependent(s) may elect to continue coverage, provided you timely enroll for coverage and make the required premium payments. All other health and welfare benefits will be governed by their applicable terms as affected by your termination of employment as of the Effective Date. You may contact the Benefits Center directly at 1-866-244-3539 for more information and to answer any questions. The Company reserves the right to amend and terminate its benefit programs in whole or in part at any time.

If you elect COBRA coverage for yourself and, if you wish, your eligible dependents, under a Company medical program, subject to the immediately following sentence, on the first day of each month the Company shall pay you an amount equal to the difference between the COBRA premium rates for the medical coverage and the applicable active employee premium rates charged to you for such coverage (the “Premium Differential Amount”). Notwithstanding the foregoing, the Premium Differential Amount payments that would otherwise be made under this Agreement during the six-month period immediately following your separation from service within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations issued thereunder by the Department of Treasury and the Internal Revenue Service (collectively, “Section 409A”) shall be accumulated and paid on the date that is six months following the date of your separation from service (within the meaning of Section 409A). The Premium Differential Amount payments shall cease for the period that begins 24 months after the Effective Date. The Premium Differential Amount payments may be applied by you for any purpose.

/s/ BC
                             BC

Thrift Plan; Pension Plan and Supplemental Retirement Plan – You have the option of leaving your money in the Baker Hughes Incorporated Thrift Plan, or you may request a distribution of your account balance after the Effective Date. You have the option of leaving your money in the Baker Hughes Incorporated Pension Plan, or you may request a distribution of your Pension Plan benefit after the Effective Date. Your vested account balance under the Baker Hughes Incorporated Supplemental Retirement Plan (“SRP”) will be paid out according to your elections previously submitted and the terms of the SRP.
Short-Term Performance Bonus – You will be eligible for a bonus for the 2017 performance period (the “2017 H2 Bonus”) under the Baker Hughes, a GE company Executive Officer Short Term Incentive Compensation Plan (“STICP”) in accordance with the terms of the STICP. So long as (i) you do not voluntarily retire prior to the Anticipated Separation Date (or such earlier date as the Company may agree) and (ii) your employment with the Company is not terminated for Cause (as defined in the STICP) you will be eligible to be paid the 2017 H2 Bonus in the amount determined by the Compensation Committee of the Board of Directors of the Company at the same time as bonuses under the STICP for the 2017 performance period are paid to other STICP participants (subject to any applicable deferral election under the SRP), and there will be no requirement that you remain employed until the date on which the 2017 H2 Bonus is paid.
Other than the 2017 H2 Bonus discussed above, you will receive no further short-term performance bonuses or retention incentive bonuses.
Restricted Stock Unit Awards – Subject to the approval of the Board of Directors of the Company, all outstanding Restricted Stock Unit Awards previously granted to you under the Baker Hughes, a GE company 2017 Long-Term Incentive Plan (the “2017 LTIP”), also known as “Founders RSUs”, shall be fully vested as of the Effective Date and will be paid to you in shares of the Company’s Class A Common Stock so long as (i) you do not resign with an effective date of resignation that is prior to the Anticipated Separation Date (or such earlier date as the Company may agree), (ii) your employment with the Company is not terminated for Cause (as defined in the 2017 LTIP) prior to the Anticipated Separation Date, and (iii) you sign a release agreement substantially in the form attached hereto as Exhibit A (the “Release Agreement”) prior to the Anticipated Separation Date and you do not revoke the Release Agreement. Further, subject to the approval of the Board of Directors of the Company, all outstanding Restricted Stock Unit Awards granted to you on January 25, 2017 under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan shall be fully vested as of the Effective Date and will be paid to you in shares of the Company’s Class A Common Stock so long as (i) you do not resign with an effective date of resignation that is prior to the Anticipated Separation Date (or such earlier date as the Company may agree), (ii) your employment with the Company is not terminated for Cause (as defined in the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan) prior to the Anticipated Separation Date, and (iii) you sign the Release Agreement prior to the Anticipated Separation Date and you do not revoke the Release Agreement.
Unexercisable Stock Options – Your Options to purchase Class A Common Stock of the Company granted under the 2017 LTIP, also known as “Founders Options”, shall be forfeited immediately upon the Effective Date.

/s/ BC
                             BC

Future Grants of Long-Term Incentive Compensation Awards - After 2017 you will not be entitled to receive any additional grants of any long-term incentive compensation awards, including but not limited to grants of Restricted Stock Unit Awards or Stock Options.
Expenses – The Company agrees to reimburse you for all outstanding business expenses in accordance with Company policy. You will prepare and submit an expense account reimbursement request for expenses incurred prior to the Effective Date. Such an expense account reimbursement request will be reviewed and paid in accordance with Company policy.
Indemnification Rights – You will be entitled to all indemnification rights provided for (i) under that certain Indemnification Agreement by and between you and the Company or its affiliate as in effect on the date hereof and as may be expanded by contract for other senior executives of the Company (the “Indemnification Agreement”), and (ii) as otherwise are provided to other senior executives of the Company (whether insured, by contract, by resolution, pursuant to Company organization or governance documents, under applicable law or otherwise) as in effect as of the Effective Date inuring to your benefit as a result of your employment with the Company (except as may be limited by law). Such indemnification rights shall survive after the Effective Date in accordance with their applicable terms.
Separation Payment – On the date that is six months following the date of your separation from service, the Company will pay you a lump sum cash separation payment in an amount equal to $2,706,000.00 so long as (i) you do not resign with an effective date of resignation that is prior to the Anticipated Separation Date (or such earlier date as the Company may agree), (ii) your employment with the Company is not terminated for Cause (as defined in your Stay and Win Award Letter Agreement entered into by you on June 2, 2017 (the “Stay Letter Agreement”) prior to the Anticipated Separation Date, and (iii) you sign the Release Agreement prior to the Anticipated Separation Date and you do not revoke the Release Agreement.
For the avoidance of doubt, you will not be entitled to severance benefits under the Baker Hughes, a GE Company Severance Benefits Plan.
Excise Tax Gross-Up Payments. So long as you sign the Release Agreement prior to the Anticipated Separation Date and you do not revoke the Release Agreement, if any payments or benefits received or to be received by you (whether pursuant to the terms of this Agreement, or any other plan or agreement with the Company or any of its affiliates as defined in the 2017 LTIP (the “Total Payments”) will be subject to the excise tax imposed by section 4999 of the Code or any similar tax payable under any United States federal, state, or local statute (the “Excise Tax”), the Company shall pay you an additional amount (the “Gross-Up Payment”) such that the net amount retained by you after the deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment shall be equal to the Total Payments. The purpose of the Gross-Up Payments is to place you in the same economic position you would have been in had no Excise Tax been imposed with respect to the Total Payments.
For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax

/s/ BC
                             BC

counsel (the “Tax Counsel”) reasonably acceptable to you and selected by the accounting firm that is the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the “base amount” (within the meaning of section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.
For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the date of your separation from service, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the payment of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by you with respect to such excess) within five business days following the time that the amount of such excess is finally determined. You and the Company shall each reasonably cooperate with the other relative to any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.
For the avoidance of doubt, the Company will remit the Gross-Up Payments directly to the applicable taxing authorities.
Death – If your employment terminates on or prior to the Anticipated Separation Date as a result of your death, all payments and benefits payable or to be provided to you hereunder (other than payments and benefits under broad-based employee benefit programs) will be paid or provided to your surviving spouse, or if you do not have a surviving spouse, to your estate. Except as otherwise provided herein, such payment and benefits shall be provided within 30 days after your death. The benefits, if any, to be provided following your death under broad-based employee benefit plans of the Company will be determined by the terms of such employee benefit plans.

COVENANTS:
Cooperation and Assistance; Confidentiality; Non-Competition and Non-Solicitation

/s/ BC
                             BC

You agree to fulfill your cooperation and assistance, confidentiality, non-competition, and non-solicitation obligations specified in the Employee Confidentiality and Innovation Agreement between you and the Company dated June 2, 2017 (the “Employee Confidentiality and Innovation Agreement”).
Agreement to Return Company Property
Except as mutually agreed by you and the Company, you will, prior to the Effective Date, return to the Company (i) all Company property in your possession and (ii) all proprietary or confidential information, files, records or documents of the Company, in whatever medium and of whatever kind or type, relating to the business and affairs of the Company and its affiliates.
Non-Disparagement
You agree that you will not engage in any act that is intended or may reasonably be expected to materially harm the reputation, business prospects, or operations of the Company and/or affiliates. The Company likewise agrees that it and its representatives and agents will not engage in any act that is intended or may reasonably be expected to materially harm your reputation, business prospects or relationships.
MISCELLANEOUS:
Entire Agreement – This Agreement sets forth the entire agreement between you and the Company with respect to each and every issue addressed in this Agreement, and, except for (i) the Indemnification Agreement, (ii) the Employee Confidentiality and Innovation Agreement, (iii) the Mediation and Arbitration Agreement between you and the Company or its affiliate dated June 2, 2017 (the “Mediation and Arbitration Agreement”), and (iv) except as specified herein, any of the Company’s compensation or benefit plans in which you have participated as an employee and officer of the Company, this entire, integrated Agreement fully supersedes any and all prior agreements or understandings, oral or written, between you and the Company pertaining to the subject matter of this Agreement. For the avoidance of doubt, the terms of the Indemnification Agreement, the Employee Confidentiality and Innovation Agreement and the Mediation and Arbitration Agreement shall remain fully in effect and are not superseded by this Agreement. For the avoidance of doubt, you have no rights under the change in control agreement entered into by and between you and Baker Hughes Incorporated effective as of December 31, 2014 and, upon execution of this Agreement, except for the January of 2018 $750,000 Cash Retention Plan installment payment, you shall have no rights under the Stay Letter Agreement.
Exclusive Choice of Law and Arbitration Agreement – This Agreement constitutes an agreement that has been executed and delivered in the State of Texas, and the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of that State. In the event of any dispute or controversy arising out of or under this Agreement, or concerning the substance, interpretation, performance, or enforcement of this Agreement, or in any way relating to this Agreement (including issues relating to the formation of the agreement and the validity of this arbitration clause), the Company and you agree to resolve that dispute or controversy, fully and

/s/ BC
                             BC

completely, through the use of direct discussions, mediation and arbitration procedures that are identical to those set forth in the Mediation and Arbitration Agreement.
Tax Withholding – The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.
Compliance with Section 409A –The following provisions of this Agreement are included for purposes of complying with, and clarifying the impact of, Section 409A. For purposes of this Agreement “separation from service” has the meaning ascribed to that term in Section 409A. It is intended that the date of your separation from service will be the Effective Date. Provisions of this Agreement to the contrary notwithstanding, you will not receive any benefit under this Agreement to which you were not entitled otherwise than pursuant to this Agreement (including the accelerated vesting of Restricted Stock Unit Awards and the payment of the separation payment described above) unless (i) you have signed and delivered to the Company (and have not revoked) the Release Agreement and (ii) the period for revoking the Release Agreement shall have expired, in both cases prior to the scheduled date of payment of such benefit.
Agreement Not an Employment Contract – This Agreement is not a contract between the Company and you that gives you the right to be retained in the employment of the Company. Likewise, this Agreement is not intended to interfere with the rights of the Company to terminate your employment at any time and with or without cause or to interfere with your right to terminate your employment at any time.
Severability and Headings – The invalidity or unenforceability of a term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.
Please initial each page and sign below. The remainder of this page is intentionally blank.

/s/ BC
                             BC

ENTERED INTO as of January 2, 2018.
BAKER HUGHES, A GE COMPANY
By: /s/ Lorenzo Simonelli
Lorenzo Simonelli
Chairman of the Board, President and Chief Executive Officer

ENTERED INTO as of January 2, 2018.
BELGACEM CHARIAG
/s/ Belgacem Chariag

EXHIBIT A

RELEASE AGREEMENT
This Agreement is between Belgacem Chariag (“You” and Baker Hughes, a GE company and its subsidiaries and affiliate companies, and each of their current or former predecessors, successors, assigns, officers, directors, fiduciaries, insurers, agents, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), employees, shareholders, employees and representatives or other affiliated persons or entities, including related companies, partnerships and joint ventures (collectively referred to as the “Company”).

1.
Consideration. In consideration for your signing and delivering this Agreement, the Company agrees to pay you those benefits under the letter agreement between you and Baker Hughes, a GE company dated effective as of January 2, 2018 (the “Letter Agreement”) to which you would not have been entitled absent the Letter Agreement, the cash separation payment, the accelerated vesting of restricted stock units and the excise tax gross-up payments (collectively, the “Severance Benefits”), less applicable voluntary and statutory withholdings, on the payment dates specified in the Letter Agreement. You will receive payment of the Severance Benefits in accordance with the Letter Agreement, and subject to the conditions stated there and elsewhere in this Agreement.

2.
General Release. In exchange for the benefits described in paragraph 1, you are waiving and releasing all known or unknown claims and causes of action you have or may have, as of the day you sign this Agreement, against the Company arising out of your employment, including your separation from employment. The claims you are releasing include, but are not limited to:

a.claims of discrimination, harassment or retaliation, in violation of the Age Discrimination in Employment Act (“ADEA”), including the Older Workers’ Benefit Protection Act (“OWBPA”), or on the basis of race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, pregnancy, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state, provincial or federal laws, constitutions, regulations, ordinances or executive orders; or
b.claims arising out or relating to personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; or
c.claims concerning public policy, statutory or common law, including claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel and all other torts; or

d.claims for relief of any kind, including but not limited to damages, expenses, litigation costs (including attorneys’ fees), back-pay, front-pay, disability, reinstatement or other equitable relief, injunctive or declaratory relief, or other benefits (other than any accrued pension benefits), compensatory damages, punitive damages, and/or interest; or
e.claims relating to or arising out of any work you have done for the Company in any capacity, your employment, the terms and conditions of your employment, your separation from employment, concerning or based on the adequacy of your compensation or remuneration, including incentive payments, or claims for benefits; or
f.any and all other federal, state and local anti-discrimination, labor or employment laws or regulations or orders, as well as the laws of any other country, to the extent that they may be waived by private agreement.

3.
Exclusions from General Release. Excluded from the General Release above are any claims or rights (i) that may arise after the date that you sign this Agreement, (ii) for breach of this Agreement, (iii) for reimbursement of business expenses incurred on behalf of the Company under the Company’s expense reimbursement policies, (iv) for vested rights under any Company ERISA-covered employee benefit plans applicable to you on the date you sign this General Release, (v) any claims that controlling law clearly states may not be released by private settlement, including but not limited to claims for Worker’s Compensation benefits for job-related illness or injury or for unemployment insurance, or (vi) to challenge the validity of this General Release under the OWBPA.

3.1
No Interference with Rights. Also excluded from the General Release is your right to file a charge with an administrative agency or participate in any agency investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the U.S. Department of Labor (“DOL”), the Securities and Exchange Commission (“SEC”), Occupational Safety and Health Administration (“OSHA”), or any other federal, state or local agency charged with the enforcement of any laws including providing documents or other information, or from testifying truthfully in the course of any administrative, legal or arbitration proceeding. Subject to paragraph 4, you are, however, waiving your right to any recover money in connection with such a charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other individual or by the EEOC or any other federal or

EXHIBIT A

state agency to the extent allowed by law, and agree that the severance you will receive as provided in this Agreement fully and completely satisfies any and all such claims, except for any right you may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

4.
Whistleblower Protection. Nothing in this Agreement limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement requires you to waive any monetary award or other payment that you might become entitled to and to be paid by the SEC or any other Government Agency.

5.
Covenant Not To Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in paragraph 2 above. Besides waiving and releasing the claims covered by paragraph 2 above, you further agree never to sue the Company in any forum for any reason, including but not limited to claims, laws or theories covered by the General Release language in paragraph 2 above. Notwithstanding this Covenant Not To Sue, you may bring a claim against the Company as set forth in paragraphs 3 and 4 above. If you sue the Company in violation of this Agreement, you shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. As indicated above, it would not violate any part of this Agreement to bring a legal claim against the Company to enforce this Agreement, or to challenge the validity of this Agreement under the ADEA. However, pursuant to paragraph 18 of this Agreement, any claim brought by you against the Company to enforce this Agreement or to challenge the validity of this Agreement under the ADEA must be brought in arbitration, not in a court.

6.
Restrictive Covenants. You hereby affirm that you remain subject to the covenants set forth in in the Employee Confidentiality and Innovation Agreement between you and the Company dated June 2, 2017 in accordance with the terms thereof.

6.1
Defend Trade Secrets Act Notice. You acknowledge that you have received notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other

EXHIBIT A

document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

7.
Property. You will return to the Company all Company property in your possession, including but not limited to, PDAs, mobile phones, computers, laptops, external hard drives, flash and jump drives, credit cards and all files, documents and records of the Company, in whatever medium and of whatever kind or type. This includes but is not limited to customer lists, pricing information, training materials, planning information and salary information. You agree and hereby certify that you have returned, or will return all proprietary or confidential information or documents relating to the business and affairs of the Company and its affiliates. You further agree that should it subsequently be determined by the Company that, notwithstanding the foregoing certification, you have inadvertently failed to return all proprietary or confidential information and documents in your possession or control relating to the business and affairs of the Company and its affiliates, you will be obligated to promptly return to the Company such proprietary or confidential information and documents in your possession or control relating to the business and affairs of the Company and its affiliates.

8.
Cooperation and Assistance. Except as otherwise provided by paragraphs 3.1, 4 and 6.1 you agree to make yourself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company, and its affiliates, subsidiaries, agents, officers, directors, fiduciaries, or employees, which may be within your knowledge. You agree to cooperate fully with the Company in connection with any and all existing or future litigations or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors, fiduciaries, or employees, whether administrative, civil or criminal in nature, in which, and to the extent the Company deems your cooperation necessary. The Company will reimburse you for reasonable out-of-pocket expenses incurred as a result of such cooperation.

9.	Non-Admissions. The fact and terms of this Agreement are not an admission by the Company of liability or other wrongdoing under any federal, state or local law.

10.	Additional Employee Acknowledgments. You also acknowledge that:

a.you have read this entire Agreement, understand it, and are entering into this Agreement knowingly and voluntarily; and

EXHIBIT A

b.this is an important legal document and you are being advised by this Agreement to consult with an attorney before signing this Agreement; and you understand you may take up to 21 days (the “Review Period”) to consider this Agreement before signing it. You acknowledge that you must sign and return this Agreement to the Chief Legal Officer, Baker Hughes, a GE company, 17021 Aldine Westfield Road, Houston, Texas 77073, before the Review Period expires. If you sign this Agreement before the Review Period expires, you are knowingly and voluntarily waiving the remainder of such period. You have not been asked by the Company to shorten your time to consider whether to sign this Agreement. The Company has not made any threat or promise to induce you to sign this Agreement before the end of the Review Period. You agree with the Company that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day Review Period; and
c.you are not otherwise entitled to the Severance Benefits; and
d.this Agreement is the entire Agreement between you and the Company regarding the termination of your employment with the Company. You are entering into this Agreement based solely on the written terms of the Agreement, and are not relying on any other representations by the Company in entering this Agreement; and
e.This Agreement does not waive or release any rights or claims you may have after you sign this Agreement.

11.
Non-Disparagement. Except as otherwise provided in paragraphs 3.1, 4 and 6.1 you agree, subject to any obligations you may have under applicable law, that you will not make or cause to be made any statements or take any actions that disparage or in any way damage the reputation of the Company. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement. You understand that nothing in this paragraph prevents you from disclosing statements, of any nature, regarding possible violations of law or regulation to government agencies or authorities.

12.
Breach by Employee. You agree that your obligations contained in paragraphs 5, 6, 8 and 11 of this Agreement and Article 2 of the Executive Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests, and that you fully understand and freely enter into these obligations. Except as otherwise provided in paragraphs 3.1, 4 and 6.1 the Company’s obligations to you after the Effective Date are contingent on you fulfilling your obligations under this Agreement. If you commit any

EXHIBIT A

material breach of this Agreement, the Company shall have the right to immediately cancel its obligations under this Agreement, and you will be required to reimburse the Company for any and all compensation and benefits (other than those already vested) paid as consideration under the terms of this Agreement, except to the extent that such reimbursement is prohibited by law or would result in the invalidation of the release in paragraph 2 above, as well as any other relief available by law or equity. In any event, you shall remain bound by your other promises and obligations in this Agreement.

13.
Revocation. After you sign this Agreement, you will have 7 days to revoke it. This Agreement shall not be effective or enforceable until the revocation period has expired. If you want to revoke this Agreement you should deliver a written revocation by letter addressed to the Chief Legal Officer, Baker Hughes, a GE company, 17021 Aldine Westfield Road, Houston, Texas 77073, within 7 days after you signed it.

14.	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, exclusive of its choice of law provisions.

15.
Subsequent Use of this Agreement. Additionally, the parties agree that this Agreement may be used as evidence in a proceeding in which you or the Company allege a breach of this Agreement, or to assert a complete or partial defense to any lawsuit, arbitration or claim, and may be used as a basis for an injunction against any action, suit or other proceeding that may be prosecuted, instituted or attempted by you in breach of you release of claims. Other than this exception, or disclosure to the EEOC, NLRB, SEC, OSHA, or any other federal, state or local agency charged with the enforcement of any laws, as provided in paragraphs 3.1, 4 and 6.1 above, you and the Company agree that neither will offer or introduce this Agreement as evidence in any administrative proceeding, arbitration or lawsuit.

16.
Arbitration Agreement. Save to the extent that this Agreement expressly provides for the resolution of any category of dispute, controversy, or claim in some other manner, the Parties hereby agree that any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement shall, whether or not this Agreement has been terminated, be referred to and finally determined by mediation and arbitration in accordance with the provisions of the Mediation and Arbitration Agreement between you and the Company or its affiliate dated June 2, 2017.

17.
Compliance With Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event

EXHIBIT A

shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

18.
Exclusive Rights and Benefits. Except as otherwise provided in this Agreement, the benefits described in this Agreement, supersede, negate and replace any other benefits owed to or offered by the Company to you. This Agreement will be administered by the Company’s Senior Labor & Employment Counsel and Chief Human Resources Officer, who will also resolve any issues regarding the interpretation, implementation, or administration of the benefits described above. However, this provision shall not be construed to limit your legal rights if a disagreement exists to contest the decision of the Company’s Senior Labor & Employment Counsel.

19.
Severability and Headings. The invalidity or unenforceability of a term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.

20.	Questions related to your termination and/or severance should be directed to the Chief Legal Officer, Baker Hughes, a GE company.
AGREED AND ACCEPTED THIS    DAY OF JANUARY, 2018.
/s/ Belgacem Chariag

Belgacem Chariag

EXHIBIT A